Exhibit 7(a)

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts,” and to the use of our report dated January 24, 2000, with respect to the consolidated financial statements of Kansas City Life Insurance Company as of December 31, 1999 and for each of the two years in the period then ended and to the use of our report dated March 31, 2000 with respect to the financial statements of Kansas City Life Variable Life Separate Account for the period ended December 31, 1999, included in the Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-69508) on Form S-6 and the related Prospectus of Heritage Survivorship Variable Universal Life.

Ernst & Young LLP

Kansas City, Missouri
January 3, 2002